EXHIBIT 5.1


July 19, 2002


Microchip Technology Incorporated
2355 West Chandler Blvd.
Chandler, AZ  85224-6199

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 32,414 shares of your Common Stock issuable under the PowerSmart, Inc. 1998 Stock Incentive Plan (the "Plan."). Such shares of Common Stock are referred to herein as the "Shares." As your counsel, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is my opinion that, upon completion of the actions being taken, or contemplated by me as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Mary K. Simmons

Mary K. Simmons
Vice President, General Counsel
Microchip Technology Incorporated